PART III: EXHIBITS

Index to Exhibits

Description	Item	Exhibit
Agreement With Source Capital Group, Inc.	Item 17.1	1A-1
Charters (including amendments)	Item 17.2	1A-2A
Bylaws	Item 17.2	1A-2B
Subscription Agreement	Item 17.4	1A-4
Material Contracts	Item 17.6	1A-6
Consent of Independent Auditors	Item 17.11	1A-11
Legal Opinion of Kendall Almerico, DiMuroGinsberg	Item 17.12	1A-12
Testing The Waters	Item 17.13	1A-13

55

EXHIBIT 1A-1

AGREEMENT WITH SOURCE CAPITAL GROUP, INC.

1A-1

Source
Capital Group, Inc.

Members NASD, SIPC Investment Bankers /Brokers www.sourcegrp.com

November 19, 2015

Neil Simpson
Finance Director
BrewDog USA Inc.

Dear Mr. Simpson:

The purpose of this letter is to confirm the understanding and agreement (the "Agreement") between Source Capital Group, Inc., 276 Post Road West, Westport, CT 06880 ("SCG"), Bankroll Ventures LLC, 16192 Coastal Highway, Lewes, DE 19958 ("Bankroll"), Funding LLC, 4350 West Cypress Street Suite 275, Tampa, FL 33607 ("FundHub") and Brew Dog USA, Inc., and its affiliates and successors in interest (the "Company"), regarding the retention of SCG by the Company as its exclusive financial advisor, and regarding the use of the website owned and operated by Bankroll and FundHub for the purposes set forth herein:
Under this Agreement, which supersedes all other Agreements between the Company, Bankroll, FundHub and/or SCG, SCG will provide financial advisory services to the Company as its exclusive advisor as follows:

A)

Raising of Capital. SCG shall use its best efforts to provide up to but not limited to $50 million financing for the Company (the "Financing") through a Regulation A offering up to but not limited to $50 million (the "Offering"), to be listed on the Bankroll website and both utilizing FundHub and its affiliates for certain compliance matters.

B)	SCG Fees. Commissions & Expenses. The Company agrees to pay the following fees to SCG for its services.
1.

SCG Fees - Regulation A Offering. SCG shall be compensated 5% cash on the tranche of capital raised in the Regulation A offering up to the first $10 million raised. After $10 million is raised, the following fees shall be paid:

(a) For all capital raised between $10,000,001 and $15,000,000, a fee of 5.5% cash on this tranche raised in the Regulation A offering,

(b) For all capital raised between $15,000,001 and $20,000,000, a fee of 6% cash on this tranche raised in the Regulation A offering,

(c)For all capital raised between $20,000,001 and $25,000,000, a fee of 6.5% cash on this tranche raised in the Regulation A offering,

(d)For all capital raised between $25,000,001 and $30,000,000, a fee of 7% cash on this tranche raised in the Regulation A offering,

(e)For all capital raised between $30,000,001 and $35,000,000, a fee of 7.5% cash on this tranche raised in the Regulation A offering,

(f)For all capital raised between $35,000,001 and $40,000,000, a fee of 8% cash on this tranche raised in the Regulation A offering, and

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Source Capital Group, Inc. Page 2 of 10

(f) for all capital raised between $40,000,001 and $50,000,000 a fee of 8% cash on this tranche raised in the Regulation A offering.
	2.	SCG Retainer. SCG shall be compensated $0.00 as a retainer. This retainer is non-refundable and fully earned at the time of payment.
3.
  SCG Expenses. In addition to any fees that may be payable to SCG under this Agreement, the Company agrees to reimburse SCG for its reasonable out-of-pocket expenses incurred in connection with the services rendered by SCG hereunder (including, without limitation, travel and lodging, communication charges, and courier services and fees). SCG will, on a monthly basis, for each month in which expenses are incurred, provide the Company with a billing (a "Monthly Expense Billing") including a reasonable report of expenses incurred together with, if requested by the Company, supporting receipts. The Company will pay each Monthly Expense Billing promptly upon receipt. Compensation for any additional professional services (e.g. legal or consulting) contracted for by SCG, to be performed for the benefit of the Company by outside parties, is the responsibility of the Company and will be paid directly by the Company to such party. SCG will not contract for such services without the prior written approval of the Company with regard to both the nature of the service and a reasonable estimate of the cost of such service. All expenses over $100 must be pre-approved by the Company.

4.
SCG Cash Payments. All cash payments under this Agreement shall be made in U.S. dollars and without withholding or deduction of any tax, assessment or other governmental charges unless required by law. At closing any and all fees and unpaid Monthly Expense Billings associated with this transaction are to be settled. Cash fees and retainers should be made payable and wired to:

Source Capital Group, Inc. 276 Post Road West Westport, CT 06880 ABA# 026009593 Bank of America Westport, CT Acct.# 9361882644

Company authorizes any escrow agent or other entity holding funds raised in these offerings to directly transmit any and all fees and costs from escrow, once closing takes place, to SCG, or any other company or entity providing compliance, marketing, legal or other services to Company involved in these offerings.

C)	Bankroll Fees. Commissions & Expenses. The Company understands and agrees that as long as this Agreement remains in full force and effect:
1.

Company will pay no fees, commissions or expenses to Bankroll. Should Company terminate this Agreement and enter into another Agreement with a financial advisor other than SCG, the Company's Offering may be removed by Bankroll from the Bankroll website and not reinstated unless a new agreement is reached with Bankroll,

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Source Capital Group, Inc. Page 3 of 10

2.

Company may, in its discretion, enter into a separate agreement with Bankroll's affiliated marketing service, Bankroll Marketing LLC, to provide marketing, social media, media buying, advertising and other services related to the Offering, and

D)	FundHub Fees. Commissions & Expenses. The Company understands and agrees that as long as this Agreement remains in full force and effect:
1.

Company will pay the fees and/or expenses to FundHub and its affiliates listed in Exhibit C. Company will pay an initial fee of $0 to cover set-up of the escrow account, initial compliance requirements on officers, directors and major shareholders of Company, and other preliminary compliance requirements. All other fees incurred for the services provided by will be directly to FundHub and its affiliates from the escrow account once escrow is broken and/or at the conclusion of the offering. Should escrow not break for any reason, at the conclusion of the offering Company is directly responsible to FundHub and its affiliates for all fees incurred for services provided.

2.

Should Company choose to utilize the services of a compliance company or business other than FundHub, Company shall, upon the request of SCG and/or Bankroll, provide proof of all compliance performed related to the Offering at all times upon request.

E)

Information. The Company will furnish or cause to be furnished to SCG and Bankroll, such information, as SCG believes appropriate to its assignment (all such information so furnished being the "Information"). The Company recognizes and confirms that SCG (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information, (c) is entitled to rely upon the Information without independent verification and (d) will not make an appraisal of any assets in connection with its assignment unless specifically engaged by the Company to do so.

F)

Exclusivity. This Agreement will be exclusive in nature through December 31, 2016. Thereafter, this Agreement will be non-exclusive unless otherwise agreed by the parties in writing. Company agrees that it will not list or promote the Offering on any website or funding portal other than those controlled by Bankroll without the express written permission and consent of SCG and Bankroll.

G)

Confidentiality, Except as contemplated by the terms hereof or as required by applicable law or legal process, SCG and Bankroll shall keep confidential all non-public Information provided to it by or at the request of the Company, and shall not disclose such information to the public or any third party or to any of its employees or advisors except to those persons who have a need to know such information in connection with SCG's performance of its responsibilities hereunder. Except as required by law, the Company shall keep confidential and shall not disclose publicly or to any third party any information concerning the methods, sources, calculations, advice, work product or any other communication provided by SCG or Bankroll to the Company in the course of its assignment under this Agreement, including but not limited to, the names or other identification of investors or potential investors in a Financing. In addition, SCG and Bankroll may not be otherwise publicly referred to without their prior written consent. All services, advice and information and reports provided by SCG or Bankroll to the Company in connection with this assignment shall be for the sole benefit of the Company and shall not be relied upon by any other person.

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Source Capital Group, Inc. Page 4 of 10

H)

Indemnity, The Company acknowledges and agrees that SCG has been retained to act solely as financial advisor to the Company. In such capacity, SCG shall act as an independent contractor, and any duties of SCG arising out of its engagement pursuant to this Agreement shall be owed solely to the Company. The Company agrees to indemnify SCG in accordance with the indemnification agreement attached as Exhibit A. The Company further agrees to indemnify Bankroll and/or FundHub in accordance with the terms attached as Exhibit B.

I)

Dispute Resolution. SCG and the Company agree that with respect to any controversy or claim relating to, arising under or involving this Agreement or breach thereof (a "Claim"), the matter shall first be submitted for mediation through the Judicial Arbitration and Mediation Service, Inc. ("JAMS") and its applicable rules in New York, New York; provided, however, that in the case of breach or threatened breach of the terms stated above, SCG may seek and obtain, in addition to any remedies available under this Agreement, an injunction or other equitable relief from any court of competent jurisdiction and nothing in this Agreement shall in any way limit or condition their right and recourse to seek and obtain such equitable relief. In the event that SCG and the Company are not able to agree on a mediator within thirty (30) days of the first party seeking mediation, the presiding judge of the Superior Court of the county which the venue would lie for the filing of a compliant for relief in such Claim shall have jurisdiction to appoint a mediator. The parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs, provided that each party will pay the fees of its respective attomey(s), expert and other fees.

In the event that SCG and the Company are unable to resolve any Claim after mediation as set forth in the preceding paragraph, then the parties hereby agree that all disputes, controversies or differences which may arise between SCG and the Company out of or in connection with this Agreement, or the breach hereof which cannot be resolved after good faith attempts to reach an amicable solution through mediation as described above, or any other means, shall be adjudicated in the State and Federal courts in Stamford, CT and such courts shall be the sole and exclusive fomms to resolve any controversies arising out of or related to this Agreement.

J)

Term & Termination. The Term (the "Term") of SCG's engagement hereunder shall extend from the date hereof through December 31, 2016 (the "Expiration Date"), after which time it will extend automatically from month to month. SCG's engagement hereunder may be terminated without cause upon 60 days prior written notice by either the Company or SCG at any time before the Expiration Date and upon 30 days prior written notice thereafter. Notwithstanding the foregoing, the provisions relating to the payment of fees and expenses, the status of SCG and Bankroll as independent contractors and limitations upon the duties and obligations of SCG and Bankroll shall survive any such termination, and any such termination shall not affect the Company's obligations under Exhibit A - Indemnification or under Exhibit B. SCG shall be entitled to the fees set forth above in the event that at any time prior to a date 12 months subsequent to the earlier of the expiration or termination of SCG's engagement hereunder, a Financing is consummated and the investor, or the parents, subsidiaries, or affiliates of each of them, is either (1) a party whom SCG or Bankroll introduced to the Company, (2) a party with whom SCG negotiated on behalf of or for the benefit of the Company, (3) a party who submitted a Letter of Intent or a Term Sheet to SCG or the Company or (4) a party with whom SCG made good faith efforts to secure a Financing Transaction, each pursuant to this Agreement prior to the expiration or earlier termination thereof. Within 30 days subsequent to the earlier of the expiration or termination date of this Agreement SCG and/or Bankroll (or earlier if it so chooses) may, and at the request of the Company will, provide to the Company a list of all such parties (the "Protected List") with whom the consummation of a Financing would trigger the payment of fees to SCG under this Agreement.

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Source Capital Group, Inc. Page 5 of 10

K)

Bankroll Terms and Conditions. In addition to the terms of this Agreement, Company agrees to the Terms and Conditions of the use of the Bankroll website and the services provided by Bankroll, which are attached hereto as Exhibit B.

L)
  Advertisements, The Company acknowledges that SCG may, at option and expense, place an announcement in such newspapers and periodicals as may choose (subject to Company approval), stating that SCG has acted as the financial advisor to the Company. SCG agrees that the Company will have the right to approve the form of such announcement.

M)

Miscellaneous Provisions. This Agreement (including the attached Exhibit A - Indemnification and Exhibit B) embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect the validity or enforceability of any other provisions of this Agreement and such other provisions shall remain in full force and effect. No waiver, amendment or other modification of this Agreement shall be effective unless in writing and signed by each party to be bound thereby. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns: provided, however, that the rights and/or the obligations of neither of the parties hereto may be assigned without the consent in writing of the other. All notices and/or lists required or permitted to be given under this Agreement shall be in writing directed in the case of the Company to Neil Simpson, Finance Director, Brew Dog USA, Inc,, in the case of SCG to its Chief Financial Officer, Russell W. Newton, and in the case of Bankroll to its Chief Executive Officer Kendall A, Almerico, in each case, respectively, at the address provided in this Agreement. All such communications shall be by certified mail with return receipt or by any other method of prompt express or electronic delivery which provides for authenticated confirmation of receipt. All such communications shall be deemed effective for purposes of this Agreement on authenticated date of receipt. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Connecticut applicable to contracts executed in and to be performed in that state.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to SCG and Bankroll the duplicate copy of this Agreement provided. This Agreement may be executed in counterparts.

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Source Capital Group, Inc. Page 6 of 10

EXHIBIT A - INDEMNIFICATION

This Exhibit A is a part of and is incorporated into that certain letter agreement, October 29, 2015 (the "Agreement"), by and between Brew Dog USA, Inc. (the "Company") and Source Capital Group, Inc. (the "Placement Agent"). Capitalized terms used herein and not otherwise defined shall have the respective meanings provided in the Agreement.

The Company agrees to indemnify and hold harmless the Placement Agent, its affiliates and each person controlling the Placement Agent and the Placement Agent agrees to indemnify and hold harmless The Company (within the meaning of Section 15 of the Securities Act), and the directors, officers, agents and employees of the Placement Agent, its affiliates and each such controlling person (the Placement Agent, and each such entity or person, an "Indemnified Person") from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (collectively, the "Liabilities"), and shall reimburse each Indemnified Person for all fees and expenses (including the reasonable fees and expenses of one counsel for all Indemnified Persons, except as otherwise expressly provided herein) (collectively, the "Expenses") as they are incurred by an Indemnified Person in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation, whether or not any Indemnified Person is a party thereto (collectively, the "Actions"), only to the extent that such Liabilities are (i) caused by, or arising out of any untrue statement or alleged untrue statement of a material fact made by the Company and contained in any offering documents prepared by the Company (including any amendments thereof and supplements thereto) (the "Offer Documents") or by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading (other than untrue statements or alleged untrue statements in, or omissions or alleged omissions from, information relating to an Indemnified Person furnished in writing by or on behalf of such Indemnified Person expressly for use in the Offer Documents) or (ii) otherwise arising out of or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to the Agreement, the transactions contemplated thereby or any Indemnified Person's actions or inactions in connection with any such advice, services or transactions; provided, however, that, in the case of clause (ii) only, the Company shall not be responsible for any Liabilities or Expenses of any Indemnified Person that have resulted from such Indemnified Person's advice, actions, inactions or services referred to above or use of any offering materials or information concerning the Company in connection with the offer or sale of the Securities in the Transaction which were not authorized for such use by the Company. The Company also agrees to reimburse each Indemnified Person for all Expenses as they are incurred in connection with enforcing such Indemnified Person's rights under the Agreement, which includes this Exhibit A.

Upon receipt by an Indemnified Person of actual notice of an Action against such Indemnified Person with respect to which indemnity may be sought under the Agreement, such Indemnified Person shall promptly notify the Company in writing; provided that failure by any Indemnified Person so to notify the Company shall not relieve the Company from any liability which the Company may have on account of this indemnity or otherwise to such Indemnified Person, except to the extent the Company shall have been prejudiced by such failure. The Company shall, if requested by the Placement Agent, assume the defense of any such Action including the employment of counsel reasonably satisfactory to the Placement Agent, which counsel may also be counsel to the Company. Any Indemnified Person shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person. The Company shall not be liable for any settlement of any Action effected without its written consent (which shall not be unreasonably withheld). In addition, the Company shall not, without the prior written consent of the Placement Agent (which shall not be unreasonably withheld), settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Action in respect of which indemnification or contribution may be sought hereunder (whether or not such Indemnified

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Person is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from all Liabilities arising out of such Action for which indemnification or contribution may be sought hereunder. The indemnification required hereby shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

Notwithstanding the above, no person accused of or found guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act of 1933, as amended, shall be entitled to contribution from a party who was not guilty of fraudulent misrepresentation.

The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to the Agreement, the transactions contemplated thereby or any Indemnified Person's actions or inactions in connection with any such advice, services or transactions except for Liabilities (and related Expenses) of the Company that have resulted from such Indemnified Person's gross negligence, bad faith or willful misconduct in connection with any such advice, actions, inactions or services.

The reimbursement, indemnity and contribution obligations of the Company set forth herein shall apply to any modification of the Agreement and shall remain in full force and effect regardless of any termination of, or the completion of any Indemnified Person's services under or in connection with, the Agreement

EXHIBIT B - TERMS AND CONDITIONS - BANKROLL AND FUNDHUB

This Exhibit B is a part of and is incorporated into that certain letter agreement, October 29, 2015 (the "Agreement"), by and between Brew Dog USA, Inc. (the "Company) Bankroll Ventures LLC ("Bankroll"), Funding LLC ("FundHub") and Source Capital Group, Inc. Capitalized terms used herein and not otherwise defined shall have the respective meanings provided in the Agreement. The following Terms and Conditions (the "Terms and Conditions") are hereby incorporated as part of the Agreement above. In addition to all terms, conditions, clauses and provisions in said Agreement, Bankroll, FundHub and Company agree as follows:

1. Company Deliverables - Bankroll. The Company shall be responsible for creating all web site content, videos, photos and text associated with the Offering. All Content created or submitted by the Company shall comply with the Terms of Use of Bankroll and Bankroll is (a) entitled to rely on such Content and (b) shall not assume responsibility for the accuracy or completeness of any of such Content.

2. Company Deliverables - FundHub. The Company shall be responsible for providing all information regarding the company, its officers, directors, equity and/or debt holders, and any other information requested by FundHub and/or its affiliates, for purposes of certain compliance services provided by FundHub and/or its affiliates. All information provided by the Company shall comply with the Terms of Use and or Terms of Service of FundHub and FundHub and/or its affiliates are (a) entitled to rely on

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Source Capital Group, Inc. Page 8 of 10

such information and (b) shall not assume responsibility for the accuracy or completeness of any of such information.

3. Cooperation. The Company will reasonably cooperate with Bankroll, FundHub and/or FundHub s affiliates and will, to the extent possible, furnish Bankroll, FundHub and/or FundHub s affiliates with all information and data concerning the Offering that Bankroll, FundHub and/or FundHub s affiliates may reasonably request and Company will, to the extent possible, provide Bankroll, FundHub and/or FundHub s affiliates with reasonable access to Company s managers, officers, directors, employees, appraisers, financial advisors, independent accountants and legal counsel, as applicable. Bankroll, FundHub and/or FundHub s affiliates are entitled to rely on this information and Bankroll, FundHub and/or FundHub s affiliates shall not assume responsibility for the accuracy or completeness of any of this information. In the event that all or any portion of the business of the Company is engaged in or conducted through subsidiaries or other affiliates, the references in this paragraph to the Company will, when appropriate, be deemed also to include such subsidiaries or other affiliates.

4. No Disqualifying Events. The Company represents and warrants that none of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the Offering, any beneficial owner of 20% or more of the Company's outstanding voting equity securities, calculated on the basis of voting power, any promoter (as defined in Rule 405 of the Securities Act) connected with the Company in any capacity at the time of sale nor any compensated solicitor or any director, executive officer, other officer of the compensated solicitor participating in the Offering (each, an "Issuer Covered Person" and collectively, "Issuer Covered Persons") is subject to any of the "Bad Actor" disqualifying events described in Rule 506(d)(l)(i) to (viii) under the Securities Act (a "Disqualifying Event. The Company represents and warrants that it has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualifying Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and agrees to promptly notify Bankroll, FundHub and/or FundHub's affiliates in writing should any Disqualifying Events occur or prior Disqualifying Events come to the Company's notice despite its prior reasonable efforts to discover. Bankroll is not liable or responsible for making Rule 506(e) disclosures, nor for determining whether any Issuer Covered Person is subject to a Disqualifying Event.

5. Bankroll Duties. Subject to the Terms of Use, Bankroll shall host the Company's Offering on its website and engage in such co-marketing of the Offering as Bankroll deems appropriate.

6. Limitations. Bankroll and FundHub are not registered broker-dealers and do not offer investment advice. Bankroll and FundHub will not provide any advice or recommendations to the Company or its affiliates regarding the Offering. Bankroll and FundHub will not recommend or otherwise suggest that any investor make an investment in the Company, or that the Company offer securities to a particular investor. Each of the Company and its affiliates shall not represent, directly or indirectly, that Bankroll and/or FundHub endorses or recommends an investment in the Company or the suitability of the securities offered in the Offering for any particular purpose. Bankroll and FundHub shall not take any part in the negotiation or execution of transactions for the purchase or sale of securities in the Offering, and at no time shall take possession of funds or securities.

7. No Fiduciary Duty; Professional Advice. Bankroll has no special relationship with or fiduciary duty to the Company or its affiliates. The Company acknowledges that Bankroll is not providing any financial, investment, legal, accounting, tax or other professional advice in connection with the

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Source Capital Group, Inc. Page 9 of 10

Agreement, these Terms and Conditions or the Offering. Company understands and acknowledges that it is solely responsible for its own conclusions regarding the same, including without limitation, any applicable compliance with broker-dealer or securities rules and regulations.

8. Indemnification. To the extent permitted by law, the Company shall indemnify, defend and hold harmless Bankroll and FundHub and their respective officers, members, managers, investors, directors, employees, agents, successors and affiliates from any and all suits, proceedings, claims, expenses, liabilities, losses, damages and costs (including reasonable attorneys' fees and expenses) arising out of or based on (a) any untrue statement (or alleged untrue statement) of a material fact contained in any documents, communications, advertisements, statements or other content used, distributed or communicated by the Company or its officers, members, managers, investors, directors, employees, agents, successors and affiliates (collectively, "Company Parties") in connection with the Offering, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made; (b) any acts or omissions of a Company Party in connection with the Offering or these Terms and Conditions, whether due to the negligence of a Company Party or otherwise; (c) any violations by a Company Party of any federal, state or local laws and ordinances; (d) any misrepresentation, fraud or willful misconduct on the part of a Company Party; and (e) any breach by a Company Party of these Terms and Conditions or the Terms of Use.

9. Legal Representation. THE COMPANY ACKNOWLEDGES THAT IT HAS READ THESE TERMS AND CONDITIONS, THAT IT HAS BEEN ADVISED THAT IT SHOULD CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS AGREEMENT, AND THAT IT UNDERSTANDS ALL OF THESE TERMS AND CONDITIONS AND EXECUTES THIS AGREEMENT VOLUNTARILY AND WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND THE CONSEQUENCES THEREOF.

10. Governing Law; Jurisdiction. These Terms and Conditions shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflicts of laws principles. Company, Bankroll and FundHub (a) agree that exclusive jurisdiction over any legal suit, action or proceeding arising out of or relating to these Terms and Conditions or the transactions contemplated hereby shall be in Hillsborough County, Florida, (b) waive any objection which such party may have or hereafter have to the venue of any such suit, action or proceeding, and (c) irrevocably consent to the jurisdiction as set out in this paragraph.

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EXHIBIT C - COMPLIANCE FEES

This Exhibit C is a part of and is incorporated into that certain letter agreement, October 29, 2015 (the "Agreement"), by and between Brew Dog USA, Inc., (the "Company) Bankroll Ventures LLC ("Bankroll"), Funding LLC ("FundHub") and Source Capital Group, Inc. In addition to all terms, conditions, clauses and provisions in said Agreement, FundHub and Company agree to the following schedule of fees for services provided by FundHub and its affiliates:

Escrow:	$225 setup fee, $25 per month bank account fee
Funds Transfer[4]	Per transaction: ACH $5.50, Check $10, Wire $15
AML[1] (Anti-Money Laundering check)	$2 per domestic investor, $60 per international
Bad Actor Check[2]	$30 for each person and each entity
Confirmation of Investor Accreditation [3]	$30 per investor
Electronic Signature (eSign)	$3 per investment for each investor (unlimited documents)
Registered Transfer Agent Setup	$0 (no fee)
Payment Processing[4]	$0.50 per investor payment made via ACH (checks are $5)
Annual Tax Information Files (.csv)	$0 (no fee)
Investor Vesting Changes	$0 (no fee)
Process Stock Splits & Email Confirmations	$0 (no fee)
Process Debt Conversions & Email Confirmations	$0 (no fee)
Process Ownership Changes, Enforce Restrictions, Email Confirmations	$25/item
Escrow, Process & Register Secondary Transactions	$5 per $1,000 processed (non-contingent)
View/Print Cap Table	$0 (no fee)

1 AML fees displayed are for escrow customers only, fees for non-escrow customers are $30/ $125
2 Bad Actor fee is for escrow customers only, fee for non-escrow customers is $125
3 Confirmation fee is for escrow customers only, fee for non-escrow customers is $75
4 Bankroll, Funding, and Source Capital Group, Inc. agree to pay 50% of the actual fund transfer and payment processing charges incurred.

_______________________

4

276 Post Road West ▪ Westport, CT 06880 ▪ 203 341-3500 ▪ 800 882-2889 ▪ Fax 203 341-3515

Source
Capital Group, Inc.

Members NASD, SIPC Investment Bankers /Brokers www.sourcegrp.com

April 19, 2016

Neil Simpson
Finance Director
BrewDog USA Inc.

Dear Mr. Simpson:

The purpose of this letter is to act as an Addendum to the letter agreement of November 19, 2015 between Source Capital Group, Inc., 276 Post Road West, Westport. CT 06880 ("SCG"), Bankroll Ventures LLC, 16192 Coastal Highway, Lewes, DE 19958 (“Bankroll”), Funding LLC, 4350 West Cypress Street Suite 275, Tampa, FL 33607 (“FundHub”) and Brew Dog USA, Inc., and its affiliates and successors in interest.

Prior to this Addendum, Paragraph 3 of the November 19, 2015 agreement read:

3. SCO Expenses. In addition to any fees that may be payable to SCG under this Agreement, the Company agrees to reimburse SCG for its reasonable out-of-pocket expenses incurred in connection with the services rendered by SCG hereunder (including, without limitation, travel and lodging, communication charges, and courier services and fees). SCG will, on a monthly basis, for each month in which expenses are incurred, provide the Company with a billing (a “Monthly Expense Billing”) including a reasonable report of expenses incurred together with, if requested by the Company, supporting receipts. The Company will pay each Monthly Expense Billing promptly upon receipt. Compensation for any additional professional services (e.g. legal or consulting) contracted for by SCG, to be performed for the benefit of the Company by outside parties, is the responsibility of the Company and will be paid directly by the Company to such party. SCG will not contract for such services without the prior written approval, of the Company with regard to both the nature of the service and a reasonable estimate of the cost of such sendee. All expenses over $100 must be pre-approved by the Company.

Paragraph 3 of the November 19, 2015 is hereby amended to read:

3. SCG Expenses. After the public sale of the securities has commenced, in addition to any fees that may be payable to SCG under this Agreement, the Company agrees to reimburse SCG for its reasonable out-of-pocket expenses ineurrad in connection, with: the services rendered by SCG hereunder (including, without limitation, travel and lodging, communication charges, and courier services and fees). SCG will, on a monthly basis, for each month in which expenses are incurred, provide the Company with a billing (a “Monthly Expense Billing”) including a reasonable report of expenses incurred together with, if requested by the Company, supporting receipts. The Company will pay each Monthly Expense Billing promptly upon receipt. Compensation for any additional professional services (e.g. legal or consulting) contracted for by SCG, to be performed for the benefit of the Company by outside parties, is the responsibility of the Company and will be paid directly by the Company to such party. SCG will not contract for such, services without the prior written approval of the Company with regard to both the nature of the service and a reasonable estimate of the cost of such service. All expenses over $100 must be pro-approved by the Company. The Company shall not be responsible for and shall not be billed by

276 Post Road West ▪ Westport, CT 06880 ▪ 203 341-3500 ▪ 800 882-2889 ▪ Fax 203 341-3515

Source Capital Group, Inc. Page 2 of 2

SCG for, any commissions or reimbursement of expenses directly or indirectly to SCG incurred or billed prior to commencement of the public sale of the securities being offered. SCG and the Company hereby acknowledge that no stick expenses have been, incurred by SCG to date, and none have been billed to the Company.

It is also agreed and acknowledged that in addition, it is acknowledged that a typographical error occuired and all. references to the date of October 29, 2015 in the November 19, 2015 agreement and its exhibits shall hereby be changed to November 19, 2015. the date that should have, been correctly stated in all such instances.

All other provisions of the November 19, 2015 agreement remain unchanged,and in full force and effect. Please confirm that the foregoing correctly sets forth our agreement in this Addendum and in our November 19, 2015 letter agreement by signing and returning to SCG and Bankroll a copy of this Addendum. This Addendum may be executed in counterparts.

276 Post Road West ▪ Westport, CT 06880 ▪ 203 341-3500 ▪ 800 882-2889 ▪ Fax 203 341-3515